Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS SECOND QUARTER 2021 RESULTS
GAAP Revenue Increases 20%; Underlying Revenue Rises 13%
Growth in GAAP Operating Income of 39% and Adjusted Operating Income of 24%
Second Quarter EPS Rises to $1.60 from $1.12 and Adjusted EPS Increases 33% to $1.75
Six Months EPS Rises to $3.51 from $2.60 and Adjusted EPS Increases 26% to $3.74

NEW YORK, July 22, 2021 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the second quarter ended June 30, 2021.
Dan Glaser, President and CEO, said: “Our performance this quarter was outstanding. The company achieved the strongest underlying growth in two decades, and experienced an acceleration in growth across all of our businesses. We grew underlying revenue by 13%, adjusted operating income by 24%, and adjusted EPS by 33%.
“These results are a direct reflection of the hard work and dedication of our colleagues around the world. We look forward to carrying this momentum into the second half of the year.”

Consolidated Results
Consolidated revenue in the second quarter of 2021 was $5.0 billion, an increase of 20% compared with the second quarter of 2020. On an underlying basis, revenue increased 13%. Operating income was $1.2 billion, an increase of 39% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 24% to $1.2 billion. Net income attributable to the Company was $820 million, or $1.60 per diluted share, compared with $1.12 in the second quarter of 2020. Adjusted earnings per share rose 33% to $1.75 per diluted share compared with $1.32 for the prior year period.
For the six months ended June 30, 2021, consolidated revenue was $10.1 billion, an increase of 14%, or 9% on an underlying basis compared to the prior period. Operating income was $2.6 billion, an increase of 32% from the prior year period. Adjusted operating income rose 22% to $2.6 billion. Net income attributable to the Company was $1.8 billion. Fully diluted earnings per share was $3.51 compared with $2.60 in the first six months of 2020. Adjusted earnings per share increased 26% to $3.74 compared with $2.96 for the comparable period in 2020.

Risk & Insurance Services
Risk & Insurance Services revenue was $3.1 billion in the second quarter of 2021, an increase of 21%, or 13% on an underlying basis. Operating income rose 37% to $950 million, and adjusted operating income was $927 million, an increase of 22% from the prior year period. For the six months ended June 30, 2021, revenue was $6.4 billion, an increase of 15%, or 10% on an underlying basis. Operating income rose 30% to $2.0 billion, and adjusted operating income was $2.0 billion, an increase of 19% from the prior year period.
Marsh's revenue in the second quarter was $2.7 billion, an increase of 14% on an underlying basis. In US/Canada, underlying revenue rose 15%. International operations produced underlying revenue growth of 13%, reflecting 16% growth in EMEA, 10% growth in Asia Pacific, and 2% in Latin America. For the six months ended June 30, 2021, Marsh’s underlying revenue growth was 11% compared to the prior period a year ago.
Guy Carpenter's revenue in the second quarter was $488 million, an increase of 12% on an underlying basis. For the six months ended June 30, 2021, Guy Carpenter’s underlying revenue growth was 8%.
Consulting
Consulting revenue in the second quarter was $1.9 billion, an increase of 17% or 12% on an underlying basis compared to the same period a year ago. Operating income increased 35% to $344 million, and adjusted operating income increased 34% to $356 million. For the first six months of 2021, revenue was $3.8 billion, an increase of 11%, or an increase of 8% on an underlying basis. Operating income of $705 million increased 31% and adjusted operating income increased 31% to $726 million.
Mercer's revenue was $1.3 billion in the second quarter, an increase of 6% on an underlying basis. Career with revenue of $187 million, was up 15% on an underlying basis. Wealth revenue of $625 million increased 4% on an underlying basis, and Health revenue of $462 million increased 4% on an underlying basis. For the six months ended June 30, 2021, Mercer’s revenue was $2.6 billion, an increase of 3% on an underlying basis compared to the same period a year ago.
Oliver Wyman’s revenue was $618 million in the second quarter, an increase of 28% on an underlying basis. For the first six months ended June 30, 2021, Oliver Wyman’s revenue was $1.2 billion, an increase of 19% on an underlying basis.
Other Items
The Company repurchased 2.4 million shares of stock for $322 million in the second quarter. Through six months, the Company has repurchased 3.4 million shares for $434 million.
Last week, the Board of Directors increased the quarterly dividend 15% to $0.535 per share, with the third quarter dividend payable on August 13, 2021.

Conference Call
A conference call to discuss second quarter 2021 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 5668714. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 78,000 colleagues advise clients in 130 countries. With annual revenue of over $18 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•our ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the increased risk of cybersecurity attacks, including hacking, viruses, malware, ransomware and other types of data security breaches, as well as the heightened risk caused by remote work arrangements;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor;
•increased regulatory activity and scrutiny by regulatory or law enforcement authorities in the financial services industry;
•the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws by us or third-party providers, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;
•the impact of COVID-19 on our business operations, results of operations, cash flows and financial position;
•our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;
•our ability to manage risks associated with our investment management and related services business, particularly in the context of uncertain equity markets, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest;
•our ability to attract and retain industry leading talent;
•the impact of changes in tax laws, guidance and interpretations, particularly due to recently enacted legislation in the U.K. and proposals from the U.S. government or from the Organization for Economic Development and Cooperation, or disagreements with tax authorities;
•our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster, government unrest or otherwise; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and growing insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$5,017	$4,189	$10,100	$8,840
Expense:
Compensation and benefits	2,860	2,429	5,667	4,984
Other operating expenses	929	875	1,847	1,901
Operating expenses	3,789	3,304	7,514	6,885
Operating income	1,228	885	2,586	1,955
Other net benefit credits	71	63	142	127
Interest income	1	2	1	4
Interest expense	(110)	(132)	(228)	(259)
Investment income (loss)	19	(31)	30	(33)
Income before income taxes	1,209	787	2,531	1,794
Income tax expense	382	207	706	447
Net income before non-controlling interests	827	580	1,825	1,347
Less: Net income attributable to non-controlling interests	7	8	22	21
Net income attributable to the Company	$820	$572	$1,803	$1,326
Net income per share attributable to the Company:
- Basic	$1.61	$1.13	$3.55	$2.62
- Diluted	$1.60	$1.12	$3.51	$2.60
Average number of shares outstanding
- Basic	508	506	508	505
- Diluted	513	511	514	510
Shares outstanding at June 30	507	506	507	506

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$2,650	$2,161	23%	4%	5%	14%
Guy Carpenter	488	433	13%	1%	—	12%
Subtotal	3,138	2,594	21%	4%	4%	14%
Fiduciary Interest Income	3	9
Total Risk and Insurance Services	3,141	2,603	21%	4%	4%	13%
Consulting
Mercer	1,274	1,149	11%	6%	(1)%	6%
Oliver Wyman Group	618	467	33%	5%	—	28%
Total Consulting	1,892	1,616	17%	5%	—	12%
Corporate Eliminations	(16)	(30)
Total Revenue	$5,017	$4,189	20%	4%	2%	13%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$796	$597	33%	9%	9%	16%
Asia Pacific	347	298	16%	8%	(1)%	10%
Latin America	103	99	4%	2%	—	2%
Total International	1,246	994	25%	8%	5%	13%
U.S./Canada	1,404	1,167	20%	1%	5%	15%
Total Marsh	$2,650	$2,161	23%	4%	5%	14%
Mercer:
Wealth	625	561	11%	8%	(1)%	4%
Health	462	432	7%	3%	—	4%
Career	187	156	20%	5%	—	15%
Total Mercer	$1,274	$1,149	11%	6%	(1)%	6%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$4,975	$4,222	18%	4%	3%	11%
Guy Carpenter	1,383	1,260	10%	2%	—	8%
Subtotal	6,358	5,482	16%	3%	3%	10%
Fiduciary Interest Income	8	32
Total Risk and Insurance Services	6,366	5,514	15%	3%	3%	10%
Consulting
Mercer	2,562	2,400	7%	5%	(1)%	3%
Oliver Wyman Group	1,203	978	23%	4%	—	19%
Total Consulting	3,765	3,378	11%	5%	(1)%	8%
Corporate Eliminations	(31)	(52)
Total Revenue	$10,100	$8,840	14%	4%	1%	9%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$1,633	$1,351	21%	7%	3%	11%
Asia Pacific	621	536	16%	7%	—	9%
Latin America	193	190	2%	(2)%	—	4%
Total International	2,447	2,077	18%	7%	2%	9%
U.S./Canada	2,528	2,145	18%	1%	5%	12%
Total Marsh	$4,975	$4,222	18%	4%	3%	11%
Mercer:
Wealth	1,248	1,153	8%	7%	(1)%	2%
Health	949	918	3%	2%	(1)%	2%
Career	365	329	11%	4%	—	8%
Total Mercer	$2,562	$2,400	7%	5%	(1)%	3%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and reportable segment basis, for the three and six months ended June 30, 2021 and 2020. The following tables also present adjusted operating margin. For the three and six months ended June 30, 2021 and 2020, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2021
Operating income (loss)	$950	$344	$(66)	$1,228
Operating margin	30.2%	18.1%	N/A	24.5%
Add (deduct) impact of noteworthy Items:
Restructuring, excluding JLT (a)	4	3	5	12
Changes in contingent consideration (b)	(5)	1	(3)	(7)
JLT integration and restructuring costs (c)	11	6	2	19
JLT acquisition-related costs (d)	11	1	—	12
Disposal of businesses (e)	(51)	1	—	(50)
Other	7	—	—	7
Operating income adjustments	(23)	12	4	(7)
Adjusted operating income (loss)	$927	$356	$(62)	$1,221
Total identified intangible amortization expense	$75	$14	$—	$89
Adjusted operating margin	32.4%	19.5%	N/A	26.4%

Three Months Ended June 30, 2020
Operating income (loss), as reported	$696	$255	$(66)	$885
Operating margin	26.7%	15.8%	N/A	21.1%
Add (deduct) impact of noteworthy Items:
Restructuring, excluding JLT (a)	—	2	9	11
Changes in contingent consideration (b)	4	1	2	7
JLT integration and restructuring costs (c)	39	7	11	57
JLT acquisition-related costs (d)	12	—	1	13
Disposal of businesses (e)	6	—	—	6
Other	5	—	—	5
Operating income adjustments	66	10	23	99
Adjusted operating income (loss)	$762	$265	$(43)	$984
Total identified intangible amortization expense	$75	$13	$—	$88
Adjusted operating margin	32.1%	17.3%	N/A	25.5%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the JLT integration.
(d) Reflects retention costs related to the closing of the JLT Transaction.
(e) Primarily reflects a gain on the sale of the U.K. commercial networks business that provided broking and back-office solutions for small independent brokers during the second quarter of 2021. 2020 reflects net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada, previously acquired as part of the JLT Transaction. These amounts are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2021
Operating income (loss)	$2,010	$705	$(129)	$2,586
Operating margin	31.6%	18.7%	N/A	25.6%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	5	8	10	23
Changes in contingent consideration (b)	1	(5)	(3)	(7)
JLT integration and restructuring costs (c)	27	12	3	42
JLT acquisition-related costs (d)	22	2	—	24
Disposal of business (e)	(53)	4	—	(49)
Other	7	—	—	7
Operating income adjustments	9	21	10	40
Adjusted operating income (loss)	$2,019	$726	$(119)	$2,626
Total identified intangible amortization expense	$161	$28	$—	$189
Adjusted operating margin	34.5%	20.0%	N/A	28.0%

Six Months Ended June 30, 2020
Operating income (loss)	$1,550	$537	$(132)	$1,955
Operating margin	28.1%	15.9%	N/A	22.1%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	2	6	12	20
Changes in contingent consideration (b)	7	(3)	2	6
JLT integration and restructuring costs (c)	100	17	20	137
JLT acquisition-related costs (d)	24	1	1	26
Disposal of business (e)	6	(4)	—	2
Other	5	—	—	5
Operating income adjustments	144	17	35	196
Adjusted operating income (loss)	$1,694	$554	$(97)	$2,151
Total identified intangible amortization expense	$147	$27	$—	$174
Adjusted operating margin	33.4%	17.2%	N/A	26.3%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases. Consulting charges in 2020 reflect severance and real estate exit costs related to the Mercer restructuring program completed in 2020.

(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the JLT integration.
(d) Reflects retention costs related to the closing of the JLT Transaction.
(e) Primarily reflects a gain on the sale of the U.K. commercial networks business that provided broking and back-office solutions for small independent brokers during the second quarter of 2021. 2020 reflects net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada, previously acquired as part of the JLT Transaction. These amounts are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and six month periods ended June 30, 2021 and 2020.

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$827			$580
Less: Non-controlling interest, net of tax		7			8
Subtotal		$820	$1.60		$572	$1.12
Operating income adjustments	$(7)			$99
Investments adjustment (a)	(1)			25
Income tax effect of adjustments (b)	(12)			(21)
Impact of U.K. tax rate change (c)	100			—
		80	0.15		103	0.20
Adjusted income, net of tax		$900	$1.75		$675	$1.32

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,825			$1,347
Less: Non-controlling interest, net of tax		22			21
Subtotal		$1,803	$3.51		$1,326	$2.60
Operating income adjustments	$40			$196
Investments adjustment (a)	(1)			26
Income tax effect of adjustments (b)	(21)			(38)
Impact of U.K. tax rate change (c)	100			—
		118	0.23		184	0.36
Adjusted income, net of tax		$1,921	$3.74		$1,510	$2.96

(a) Represents mark-to-market gains in 2021 and losses in 2020, primarily related to the Company’s investment in Alexander Forbes (“AF”).
(b) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(c) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Six Months Ended June 30
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated
Compensation and benefits	$2,860	$2,429	$5,667	$4,984
Other operating expenses	929	875	1,847	1,901
Total expenses	$3,789	$3,304	$7,514	$6,885

Depreciation and amortization expense	$104	$91	$201	$188
Identified intangible amortization expense	89	88	189	174
Total	$193	$179	$390	$362

Stock option expense	$4	$5	$25	$21

Risk and Insurance Services
Compensation and benefits	$1,632	$1,382	$3,242	$2,834
Other operating expenses	559	525	1,114	1,130
Total expenses	$2,191	$1,907	$4,356	$3,964

Depreciation and amortization expense	$58	$45	$108	$97
Identified intangible amortization expense	75	75	161	147
Total	$133	$120	$269	$244

Consulting
Compensation and benefits	$1,110	$940	$2,184	$1,931
Other operating expenses	438	421	876	910
Total expenses	$1,548	$1,361	$3,060	$2,841

Depreciation and amortization expense	$29	$29	$58	$57
Identified intangible amortization expense	14	13	28	27
Total	$43	$42	$86	$84

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$888	$2,089
Net receivables	5,839	5,326
Other current assets	846	740
Total current assets	7,573	8,155

Goodwill and intangible assets	18,492	18,216
Fixed assets, net	816	856
Pension related assets	1,911	1,768
Right of use assets	1,983	1,894
Deferred tax assets	669	702
Other assets	1,509	1,458
TOTAL ASSETS	$32,953	$33,049

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$516	$517
Accounts payable and accrued liabilities	2,830	3,050
Accrued compensation and employee benefits	1,775	2,400
Current lease liabilities	342	342
Accrued income taxes	353	247
Total current liabilities	5,816	6,556

Fiduciary liabilities	9,936	8,585
Less - cash and investments held in a fiduciary capacity	(9,936)	(8,585)
	—	—
Long-term debt	10,257	10,796
Pension, post-retirement and post-employment benefits	2,539	2,662
Long-term lease liabilities	1,992	1,924
Liabilities for errors and omissions	365	366
Other liabilities	1,720	1,485

Total equity	10,264	9,260
TOTAL LIABILITIES AND EQUITY	$32,953	$33,049

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating cash flows:
Net income before non-controlling interests	$1,825	$1,347
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	390	362
Non cash lease expense	158	165
Share-based compensation expense	176	147
Change in fair value of acquisition-related derivative contracts and other	53	15

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	(642)	(848)
Net receivables	(551)	(389)
Other changes to assets and liabilities	(205)	114
Contributions to pension & other benefit plans in excess of current year credit	(187)	(165)
Operating lease liabilities	(172)	(164)
Effect of exchange rate changes	(95)	(6)
Net cash provided by operations	750	578
Financing cash flows:
Purchase of treasury shares	(434)	—
Borrowings from term-loan and credit facilities	—	1,000
Proceeds from issuance of debt	—	737
Repayments of debt	(509)	(507)
Net issuance of common stock from treasury shares	(23)	(49)
Net distributions of non-controlling interests and deferred/contingent consideration	(47)	(94)
Dividends paid	(478)	(466)
Net cash (used for) provided by financing activities	(1,491)	621
Investing cash flows:
Capital expenditures	(151)	(200)
Net (purchase) sale of long-term investments and other	(4)	105
Dispositions	81	93
Acquisitions	(363)	(562)
Net cash used for investing activities	(437)	(564)
Effect of exchange rate changes on cash and cash equivalents	(23)	(79)
(Decrease) increase in cash and cash equivalents	(1,201)	556
Cash and cash equivalents at beginning of period	2,089	1,155
Cash and cash equivalents at end of period	$888	$1,711